Exhibit 99.1
KIRBY CORPORATION	Contact: Brian Carey 713-435-1413

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2017 SECOND QUARTER RESULTS

•	2017 second quarter earnings per share of $0.48 compared with $0.72 in the 2016 second quarter

•	2017 third quarter earnings per share guidance of $0.40 to $0.55 compared with $0.59 earned in the 2016 third quarter

•
Full year 2017 earnings per share guidance range narrowed to $1.80 to $2.10 from prior guidance of $1.70 to $2.20, and compared to $2.62 earned in 2016, and does not include any impact from the pending purchase of Stewart & Stevenson LLC

Houston, Texas (July 26, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2017 of $25.8 million, or $0.48 per share, compared with $38.9 million, or $0.72 per share, for the 2016 second quarter. Second quarter net earnings includes pre-tax expenses of $0.7 million, or approximately $0.01 per share, related to the pending acquisition of Stewart & Stevenson LLC (“S&S”).  Consolidated revenues for the 2017 second quarter were $473.3 million compared with $441.6 million reported for the 2016 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our second quarter reflected trends across our businesses consistent with late 2016 and the 2017 first quarter.  In particular, results in our land-based diesel engine business continue to drive higher, surpassing our expectations.  While product demand in that market has been slow to build relative to upswings we’ve experienced in the past, service demand has been robust enough for us to reach near-peak operating margins, even on relatively low revenue.  We are excited about the potential for a combination of improving operational leverage from increased throughput, and higher revenue as product sales improve.  Our revised 2017 outlook, discussed in more detail below, was prompted by recognition of this market strength combined with a more conservative view in our marine markets for the year.”

Mr. Grzebinski continued, “The macro backdrop is as encouraging as it’s been since we entered the land-based services market, with equipment broadly in a state of disrepair and a long tail of pent up service demand lagging the increase in the rig count over the past twelve months.  We believe our decision to purchase S&S is well timed.  The transaction will unlock new strategic opportunities for our distribution and services business, and afford us an opportunity to expand the service capability at S&S, while enhancing an already good position for further strengthening of the market.”

Mr. Grzebinski concluded, “We remain steadfast in our view of the long-term potential in our marine transportation markets.  The inland market, in particular, has experienced one of the most severe and long-lasting downturns in the past three decades. This sets up a market that is conducive to both consolidation and a lack of capital investment by the competition, which plays to Kirby’s strength and future growth opportunities.  We are committed and have the balance sheet capacity to pursue the right acquisitions in the inland marine market, and we expect to emerge from this downturn larger and more efficient, with unparalleled customer service in the industry.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2017 second quarter were $331.3 million compared with $378.3 million for the 2016 second quarter.  Operating income for the 2017 second quarter was $35.8 million compared with $72.7 million for the 2016 second quarter.

In the inland market, barge utilization was in the mid-80% to high 80% range for the quarter, compared to the high 80% to low 90% range in the first quarter.  Operating conditions improved due to better weather, which enhanced operating efficiency and drove lower utilization compared to the first quarter.  Seasonally weak demand for the transportation of agricultural chemicals also drove modestly lower sequential utilization.  Demand for inland tank barge transportation of petrochemicals and black oil was stable year-over-year, while demand for refined petroleum products and agricultural chemicals was lower.  Both term and spot contract pricing were at lower levels relative to the second quarter of 2016.  Spot pricing remained stable compared to the 2017 first quarter.  The operating margin for the inland business was in the mid-teens.

In the coastal market, tank barge utilization was in the high 60% to mid-70% range during the second quarter as the market became incrementally weaker relative to earlier in the year.  Demand for the transportation of black oil, petrochemicals, and dry products was stable, while demand for the transportation of refined petroleum products and crude oil was lower than the 2016 second quarter, as weakness in those markets persists due to an oversupply of barrel capacity.  The trend of coastal vessels moving into the spot market at the expiration of term contracts continued, increasing idle time and voyage costs.  The operating margin for the coastal marine business was in the negative low-single digits.

The marine transportation segment’s 2017 second quarter operating margin was 10.8% compared with 19.2% for the second quarter of 2016 as a result of weaker term and spot pricing in the inland market and increased idle time and voyage costs in the coastal market as more barges operated in the spot market.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2017 second quarter were $142.1 million with operating income of $16.4 million, compared with 2016 second quarter revenues of $63.3 million and an operating loss of $2.0 million.

The higher revenues and operating income as compared to the second quarter of 2016 were due to improved demand for the remanufacturing of pressure pumping units, rebuilt transmissions, and an increase in the sale of new pressure pumping units.  Orders for new pressure pumping equipment were received during the quarter, and are expected to ship in the third quarter.  In our marine diesel engine services business, revenues declined compared to the 2016 second quarter due to customer deferrals of major overhauls, particularly in the Midwest and on the East Coast.  Demand in the power generation market was slightly lower than the 2016 second quarter, and was comparable to the 2017 first quarter.

The diesel engine services operating margin was 11.5% for the 2017 second quarter compared with (3.1)% for the 2016 second quarter primarily as a result of increased activity and efficiency in the land-based market.

Cash Generation
EBITDA of $189.0 million for the 2017 first six months compares with EBITDA of $230.3 million for the first six months of 2016.  Cash flow was used to fund capital expenditures of $92.5 million, including $7.1 million for new inland tank barge and towboat construction, $25.5 million for progress payments on the construction of one new coastal articulated tank barge and tugboat unit (“ATB”), two 4900 horsepower coastal tugboats and six 5000 horsepower coastal ATB tugboats, and $59.9 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of June 30, 2017 was $591.5 million and Kirby’s debt-to-capitalization ratio was 19.3%.

Outlook
Commenting on the 2017 third quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance for the 2017 third quarter is $0.40 to $0.55 per share compared with $0.59 per share for the 2016 third quarter.  Our full year earnings guidance is narrowed to $1.80 to $2.10 per share.  Third quarter and full year guidance contemplates inland marine utilization in the mid-80% range at the low end and low 90% range at the high end.  While we hoped to see modest pricing gains in our inland business in the second half of 2017, we are tempering that expectation as it now seems more likely to occur in 2018. As a result, the difference between the low and high end of guidance is dependent on inland tank barge utilization and flat pricing.  In our coastal market, we expect utilization in the mid-60% to low 70% range for the third quarter and low 70% to mid-70% range for the full year.  We expect quarterly negative operating margins in the range of the low single digits to high single digits.  For the full year in the coastal business we are guiding to negative operating margins in the mid-single digits on the low end and low single digits on the high end.”

Mr. Grzebinski continued, “In our diesel engine services markets, we anticipate pressure pumping remanufacturing and transmission overhaul service work in our land-based business will maintain current levels in the third quarter and remain strong through year end, with revenue for the year of $400 million to $450 million versus prior guidance of $290 million to $340 million.  We expect a minor sequential decline for the marine and power generation businesses for the remainder of the year due to the deferral of service work by marine customers.”

Mr. Grzebinski concluded, “With respect to S&S, we expect to close on the transaction during the third quarter, and plan to provide earnings guidance for the remainder of 2017 on our third quarter earnings call.”

Kirby expects 2017 capital spending to be in the $165 to $185 million range, unchanged from previous guidance.  Capital spending guidance includes approximately $50 million in progress payments on new coastal equipment, including a 155,000 barrel ATB, two 4900 horsepower and six 5000 horsepower coastal tugboats.  The balance of $115 to $135 million is primarily for six new inland tank barges and capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, July 27, 2017, to discuss the 2017 second quarter performance as well as the outlook for the 2017 third quarter and year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 5398439.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 27, 2017, through 5:00 p.m. central time on Thursday, August 3, 2017, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10110291.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2016 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2017	2016	2017	2016
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$331,265	$378,303	$674,917	$756,646
Diesel engine services	142,063	63,279	290,116	143,669
	473,328	441,582	965,033	900,315
Costs and expenses:
Costs of sales and operating expenses	324,540	276,897	669,836	565,807
Selling, general and administrative	46,531	42,842	92,649	93,303
Taxes, other than on income	6,344	5,468	12,993	10,872
Depreciation and amortization	48,293	49,661	96,463	98,285
Loss (gain) on disposition of assets	139	(94)	40	(161)
	425,847	374,774	871,981	768,106
Operating income	47,481	66,808	93,052	132,209
Other income (expense)	(1)	179	(117)	314
Interest expense	(4,465)	(4,513)	(8,922)	(8,706)
Earnings before taxes on income	43,015	62,474	84,013	123,817
Provision for taxes on income	(17,043)	(23,365)	(30,396)	(46,224)
Net earnings	25,972	39,109	53,617	77,593
Less: Net earnings attributable to noncontrolling interests	(194)	(167)	(356)	(552)

Net earnings attributable to Kirby	$25,778	$38,942	$53,261	$77,041

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.48	$0.72	$0.99	$1.43
Diluted	$0.48	$0.72	$0.99	$1.43
Common stock outstanding (in thousands):
Basic	53,586	53,451	53,564	53,446
Diluted	53,645	53,526	53,627	53,505

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$25,778	$38,942	$53,261	$77,041
Interest expense	4,465	4,513	8,922	8,706
Provision for taxes on income	17,043	23,365	30,396	46,224
Depreciation and amortization	48,293	49,661	96,463	98,285
	$95,579	$116,481	$189,042	$230,256

Capital expenditures	$46,744	$60,525	$92,509	$111,048
Acquisitions of businesses and marine equipment	$-	$120,991	$-	$120,991

			June 30,
			2017	2016
			(unaudited, $ in thousands)
Long-term debt, including current portion			$591,535	$798,687
Total equity			$2,477,388	$2,350,679
Debt to capitalization ratio			19.3%	25.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Marine transportation revenues	$331,265	$378,303	$674,917	$756,646

Costs and expenses:
Costs of sales and operating expenses	217,557	228,592	447,691	455,344
Selling, general and administrative	27,586	26,600	55,464	59,297
Taxes, other than on income	5,849	4,953	11,947	9,791
Depreciation and amortization	44,507	45,432	88,795	89,693
	295,499	305,577	603,897	614,125

Operating income	$35,766	$72,726	$71,020	$142,521

Operating margins	10.8%	19.2%	10.5%	18.8%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Diesel engine services revenues	$142,063	$63,279	$290,116	$143,669

Costs and expenses:
Costs of sales and operating expenses	106,983	48,305	222,145	110,463
Selling, general and administrative	15,381	13,178	31,075	28,309
Taxes, other than income	482	502	1,023	1,053
Depreciation and amortization	2,862	3,262	5,784	6,618
	125,708	65,247	260,027	146,443

Operating income (loss)	$16,355	$(1,968)	$30,089	$(2,774)

Operating margins	11.5%	(3.1)%	10.4%	(1.9)%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

General corporate expenses	$4,501	$4,044	$8,017	$7,699

Loss (gain) on disposition of assets	$139	$(94)	$40	$(161)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2017	2016	2017	2016
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,818	2,792	5,795	5,540
Revenue/Ton Mile (cents/tm) (3)	7.9	8.8	7.9	8.9
Towboats operated (average) (4)	220	241	228	241
Delay Days (5)	1,367	2,035	3,634	4,271
Average cost per gallon of fuel consumed	$1.72	$1.35	$1.75	$1.31

Barges (active):
Inland tank barges			849	901
Coastal tank barges			67	69
Offshore dry-cargo barges			5	6
Barrel capacities (in millions):
Inland tank barges			17.4	18.3
Coastal tank barges			6.1	6.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Second quarter 2017 inland marine transportation revenues of $223,647,000 divided by 2,818,000,000 inland marine transportation ton miles = 7.9 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.